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                                                                   EXHIBITS 99.1

AMPHENOL                                                         NEWS RELEASE
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WORLD HEADQUARTERS
358 HALL AVENUE
P. O. Box 5030
Wallingford, CT 06492-7530
Telephone (203) 265-8900

                              FOR IMMEDIATE RELEASE


                                                    FOR FURTHER INFORMATION:
                                                    Edward G.  Jepsen
                                                    Executive Vice President and
                                                      Chief Financial Officer
                                                    203/265-8650
                                                    www.amphenol.com

                       ANNOUNCED COMPLETION OF REFINANCING
              AND CALL FOR REDEMPTION OF SENIOR SUBORDINATED NOTES

Wallingford, Connecticut. May 6, 2003. Amphenol Corporation (NYSE-APH) reported today that it has completed a refinancing of its senior credit facilities and has called for redemption all of its outstanding Senior Subordinated Notes ("Notes"). The new $750 million credit facility consists of: (1) a $125 million five year revolving credit facility, which is currently undrawn, (2) a $125 million Tranche A loan which will amortize over the five year period through May 2008, and (3) a $500 million Tranche B loan with $5 million per year amortization through 2009 and final maturity in 2010. The net proceeds from the refinancing are being used to repay all amounts outstanding under the Company's previous senior credit agreement totaling approximately $440 million, redeem all outstanding Notes totaling $144 million and for working capital purposes. The Company indicated that it will incur one-time expenses relating to the refinancing of approximately $10.5 million ($.16 per share), representing the call premium on the Notes, write off of unamortized deferred debt issuance costs and other related costs.

Amphenol Chairman and CEO, Martin H. Loeffler, stated: "We are very pleased to complete this refinancing. Under the Company's previous credit agreement, we had

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approximately $440 million of required loan amortization over the next three years. Under the new credit agreement, required loan amortization for that period has been reduced to approximately $60 million. While it is still our intention to further reduce debt levels, the new credit agreement gives us significantly increased flexibility to pursue additional opportunities to grow and expand our business. Furthermore, upon completion of the Notes redemption, we will have achieved this enhanced financial flexibility without increasing our projected interest costs."

Amphenol Corporation is one of the world's leading producers of electronic and fiber optic connectors, cable and interconnect systems. Amphenol products are engineered and manufactured in the Americas, Europe and Asia and sold by a worldwide sales and marketing organization. The primary end markets for the Company's products are communication systems for wired and wireless internet and broadband networks, industrial/automotive and military/aerospace applications.

Statements in this press release which are other than historical facts are intended to be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws. While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated. Please refer to Part I, Item 1 of the Company's Form 10-K for the year ended December 31, 2002, for some factors that could cause the actual results to differ from estimates. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.


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